Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-4, Amendment No. 2, of Digital World Acquisition Corp., of our report dated October 27, 2023 on our audit of the balance sheets of Digital World Acquisition Corp. as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2022, and the reference to us under the caption “Experts.”

/s/ Adeptus Partners, LLC

Ocean, New Jersey
December 22, 2023